DAVIS & company LEGAL ADVISORS since 1892

from the office of: Douglas G. Shields
direct tel: 604.643.2998
direct fax: 604.605.3545
doug_shields@davis.ca

September 7, 2004

file number: 35049-63539

Current Technology Corporation
800 West Pender Street, Suite 530
Vancouver, BC
Canada V6C 2V6

Dear Sirs:

Re: Registration Statement on Form S-8 of Common Shares without par value in the Capital of Current Technology Corporation (the "Corporation")

We have acted as counsel to the Corporation. We understand that the Corporation has prepared a Registration Statement Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended ("the Act"), for filing with the Securities and Exchange Commission with respect to up to 3,000,000 common shares without par value in the capital of the Corporation, which may be issued pursuant to the Current Technology Corporation 2004 Stock Option and Stock Bonus Plan (the "Plan"). We have not reviewed or participated in the preparation of the Registration Statement and express no opinion with respect thereto.

We have examined such documents and records of the Corporation as we have deemed necessary for the purpose of this opinion, including a copy of the Plan and a resolution of the directors of the Corporation authorizing the Plan. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

We are qualified to practice law in the Province of British Columbia. The opinions set forth herein are given as at the date of this letter and solely with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable in British Columbia in effect as at the date of this letter. We assume no obligation to update this letter to reflect future changes in any applicable laws.

Based upon and subject to the foregoing, we are of the opinion that, subject to the Corporation's directors exercising their authority under the Plan in accordance therewith, to grant options or issue common shares thereunder, and upon fixing the number of such options or shares, the identity of the recipients, the term of any options, the exercise or issue price for such options or shares and recording all such in a duly passed resolution of the board of directors of the Corporation, upon the due allotment and issuance of shares in accordance with the terms of the Plan, whether upon the exercise of options granted under the Plan or upon the issuance of common shares thereunder, and upon receipt of consideration therefor, such

shares will be validly issued as fully paid and non-assessable common shares in the capital of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

Davis + Company